Wingstop Inc. Announces Intention to Enter Into New Securitized Financing Facility
Dallas, TX. February 28, 2022 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING), today announced its intention to complete a securitized financing transaction, which will include a new series of securitized debt. The Company also expects to enter into a new variable funding note facility.
The Company intends to issue $250 million of new securitized notes (the “Notes”), in addition to its existing Series 2020-1 Fixed Rate Senior Notes. The Company intends to use the net proceeds from the issuance to pay transaction fees, strengthen the Company’s liquidity position, and for general corporate purposes, which may include a return of capital to shareholders. The Company also expects to enter into a new variable funding note facility, which will replace the existing $50 million variable funding note facility. Borrowing capacity under the new variable funding note facility will become available as the Company satisfies certain borrowing conditions, up to a maximum capacity of $200 million. As of February 28, 2022, there were no outstanding borrowings under the existing variable note funding facility.
The transaction is subject to market and other conditions and is anticipated to close in the first quarter of 2022. There can be no assurance regarding the timing of the transaction or that the transaction will be completed.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security. The Notes are expected to be offered pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") and applicable state securities laws and accordingly have not been, and will not be, registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
About Wingstop
Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises more than 1,700 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and Thigh Bites, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth, and Wingstop achieved approximately 900% total stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,731 as of December 25, 2021. During the fiscal quarter ended December 25, 2021, Wingstop generated 61.3% of sales via digital channels including Wingstop.com and the Wingstop app. Over the next three years, Wingstop intends to increase digital sales through continued investments in its technology platform and scaling its platform globally.

A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand’s environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.

Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500’s “Fastest Growing Franchise” and #22 on Entrepreneur Magazine’s “Franchise 500,” maintained its certification as a Great Place to Work, and was named as a finalist for The Innovation SABRE Award’s Best New Product/Brand Launch category for its Thighstop campaign.

For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Forward-Looking Statements
Certain statements contained in this press release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “intention,” “intend,” “expect,” “expected,” “will,” “would be,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of our financing activities. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control), and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual financial results and outcomes and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.
Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Media Contact
Megan Sprague
972-331-9155
media@wingstop.com

Investor Contact
Susana Arevalo and Skyler Ray
972-331-8484
IR@wingstop.com